Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Viasat, Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	11,500,000(2)	$18.99(3)	$218,385,000(3)	$147.60 per $1,000,000	$32,234

Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	5,000,000(4)	$16.15(5)	$80,750,000(3)	$147.60 per $1,000,000	$11,919

Total Offering Amounts							$44,153

Total Fee Offsets (6)							$0

Net Fee Due							$44,153

(1)

Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(2)

Covers 11,500,000 additional shares of Viasat common stock available for issuance under the 1996 Plan, pursuant to an amendment and restatement of the 1996 Plan approved by the stockholders of Viasat on September 7, 2023.

(3)

The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of Viasat common stock as reported on the Nasdaq Global Select Market on November 6, 2023, because the offering price of the securities to be granted in the future is not currently determinable.

(4)

Covers 5,000,000 additional shares of Viasat common stock available for issuance under the Purchase Plan pursuant to an amendment and restatement of the Purchase Plan approved by the stockholders of Viasat on September 7, 2023.

(5)

The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon 85% (see explanation in following sentence) of the average of the high and low prices of Viasat common stock as reported on the Nasdaq Global Select Market on November 6, 2023. Pursuant to the Purchase Plan, which plan is incorporated by reference herein, the purchase price of a share of common stock shall mean an amount equal to 85% of the fair market value of a share of common stock on the first or last day of an offering period, whichever is lower.

(6)	The Registrant does not have any fee offsets.